UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2009

JINGWEI INTERNATIONAL LIMITED.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
333-122557 (Commission File Number)	20-1970137 (IRS Employer Identification No.)

Room 701-702, Building14, Keji C. Rd.,2nd,Software Park,
 Nanshan District,

 Shenzhen, PRC 518057
(Address of principal executive offices and zip code)

+86 1085251198

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On June 2, 2009, Mr. Robert Feng was appointed as Financial Controller of Jingwei International Limited (the “Company”) and on June 16, 2009, Mr. Feng was appointed as interim Chief Financial Officer to fill the vacancy created by the resignation of Mr. Yijia (John) Bi on May 31, 2009.

Robert Feng has more than 17-years working experience in finance.  Prior to joining the Company as its interim Chief Financial Officer he served as Chief Financial Officer for Astron Ltd., China, (wholly owned by Australia) from April 2007 to June 2009, where he gained working experience in finance, auditing and internal control. Prior to Astron Ltd, he was the commercial manager for Siemens Minidit Magnetic Resonance Ltd. from September 2001 to June 2007, where he prepared and lead the company to become a listed company. From March 1999 to September 2001, he worked with Fort Worth Group (an affiliated company of Lamex Group Ltd. HK) as accounting manager. In this role, he was in charge of two JV factories and six offices in China, and directed the Management Book and Local Book under PRC and HK GAAP. Mr. Feng holds both a PHD and a Masters Degree from Nankai University.

The Company and Mr. Feng have executed a letter agreement (the “Employment Agreement”) setting forth certain terms of his employment as Financial Controller of the Company. In accordance with the Employment Agreement, Mr. Feng will receive a base salary and bonus to be determined by the Board of Directors of the Company in the future and his employment commitment shall be for a period of three years.

Mr. Feng has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Feng had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c)           Exhibits

Employment Agreement with Mr. Robert Feng dated as of June 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LIMITED

By:
Name: Regis Kwong
Title: Chief Executive Officer

Dated: June 18, 2009

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